FOR IMMEDIATE RELEASE
May 15, 2012	For More Information Contact:
Gregory S. Schreacke
President
First Financial Service Corporation
(270) 765-2131

First Financial Service Corporation

Announces Agreement to Divest Louisville Branches

Elizabethtown, Kentucky, May 15, 2012 – First Financial Service Corporation (NASDAQ: FFKY) today announced that its banking subsidiary, First Federal Savings Bank of Elizabethtown, Inc., has signed a definitive agreement to divest its four Louisville branches to First Security Bank, the banking subsidiary of First Security Inc., headquartered in Owensboro, Kentucky.

First Security Inc. will assume $217 million of deposit liabilities and $74 million of performing loans related to the four branches. First Security Inc. will pay a deposit premium of $3.6 million comprised of a premium of 2.00% on $160 million of deposits and a premium ranging from 0% to 1.00% on $57 million of other deposits. The loans are being assumed at a 1.00% discount. The sale is expected to be completed in the third quarter of 2012, subject to First Security Inc. raising sufficient capital and customary regulatory approvals.

“This transaction is another positive step toward addressing our Company’s capital needs,” said Gregory S. Schreacke, President of First Financial Service Corporation. “We believe it places the Company in a better position to meet the conditions of the regulatory consent order in a manner that is beneficial to the current shareholders.” Under the terms of the consent order, the bank must reach a Tier I capital ratio of 9.00% and a total risk-based capital ratio of 12.00%. This transaction, combined with the impending sale of four southern Indiana branches announced earlier this year, is projected to increase the bank’s Tier I capital ratio from 5.99% to over 8.70% and the bank’s total risk-based capital ratio from 10.70% to over 13.00% based on March 31, 2012 financial information.

In addition to enhancing our capital position, this transaction will allow us to focus on our historically profitable core markets. We will continue to operate 13 full-service banking centers in five contiguous counties in central Kentucky along the Interstate 65 corridor. We have significant deposit market share in each of these individual counties and have a combined deposit market share for this five county region of 22% of the deposits as of June 30, 2011. In comparison, the next largest competitor has just 8% market share.

		Market		Total	Last
	Market	Share		Deposits	5 Year
County	Share	Rank	Branches	($ in Millions)	Growth
Meade	51%	1	2	$136	22%
Hardin	26%	1	5	$395	53%
Bullitt	19%	3	3	$129	2%
Hart	18%	2	1	$38	14%
Nelson	9%	5	2	$63	38%

Keefe Bruyette & Woods, Inc. acted as financial advisor to First Federal Savings Bank of Elizabethtown, Inc., and Frost Brown Todd LLC served as legal counsel.

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923. The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service. The Bank offers a variety of financial services to its retail and commercial banking customers. These services include personal and corporate banking services, and personal investment financial counseling services. Currently, the Bank serves six contiguous counties in central Kentucky through its 22 full-service banking centers and a commercial private banking center.

This press release contains forward-looking statements, including statements about beliefs and expectations based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, anticipated future revenue, expenses, capital ratios, and the future plans and prospects of First Federal Savings Bank. For a discussion of the risks and uncertainties that may cause actual results to differ from these expectations and our other forward-looking statements, refer to First Financial Service Corporation’s 2011 Annual Report on Form 10-K, including the “Risk Factors” section, and other periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and First Financial Service Corporation undertakes no obligation to update them in light of new information or future events.

First Financial Service Corporation’s stock is traded on the Nasdaq Global Market under the symbol “FFKY.” Market makers for the stock are:

Keefe, Bruyette & Woods, Inc.	FTN Midwest Securities

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Howe Barnes Investments, Inc.

Stifel Nicolaus & Company	Knight Securities, LP